Exhibit 5.6

[Letterhead of Sullivan & Cromwell LLP]

February 10, 2023

Diebold Nixdorf, Incorporated

50 Executive Parkway, P.O. Box 2520

Hudson, Ohio 44236

(the “Addressee”)

Ladies and Gentlemen:

We have acted as French counsel for Diebold Nixdorf, a société par actions simplifiée organized under the laws of the French Republic and registered with the Registre du commerce et des sociétés of Versailles under number 410 383 533 R.C.S. Versailles (the “Company”), in connection with the Registration Statement on Form S-4, dated February 10, 2023 (the “Registration Statement”).

For the purpose of this opinion, we have examined the documents listed in Annex A hereto.

Upon the basis of such examination, it is our opinion, insofar as the Covered Laws (as defined below) are concerned, that:

(1) The Company is duly incorporated and validly existing as a société par actions simplifiée under the laws of the French Republic.

(2) As of December 29, 2022, the Company had full corporate power and capacity to enter into the Indenture and become a guarantor thereunder, and the Indenture (including the Company’s Note Guarantee thereunder as defined therein) was duly authorized and executed by the Company.

(3) The Company has full corporate power and capacity to enter into the Supplemental Indenture and the Supplemental Indenture (including the Company’s Note Guarantee thereunder as defined in the Indenture) has been duly authorized by the Company.

With your approval, we have assumed and have not independently verified that:

(i)	the Indenture was duly authorized and duly executed by all parties (other than the Company);

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(ii)	the Supplemental Indenture has been duly authorized by all parties (other than the Company);

(iii)

the Indenture constitutes a legal, valid and binding agreement of the parties thereto enforceable against them in accordance with its terms, and each of the parties thereto (other than the Company) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(iv)

the Supplemental Indenture will constitute a legal, valid and binding agreement of the parties thereto enforceable against them in accordance with its terms, and each of the parties thereto is and will remain duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(v)	the Indenture and the Supplemental Indenture are negotiated agreements (contrats de gré à gré), the provisions of which have been freely negotiated among the parties thereto;

(vi)

the entry into the Indenture and the Supplemental Indenture by each party thereto (other than the Company) and the transactions contemplated by the Indenture and the Supplemental Indenture are in furtherance of the corporate purpose of each such party;

(vii)

the entry into the Indenture and the Supplemental Indenture and the transactions contemplated by the Indenture and the Supplemental Indenture are in the corporate interest (intérêt social) of the Company and would support the growth and development of the Company;

(viii)

the Company is not and will not be held to be insolvent (en état de cessation des paiements) on the date hereof and until the entry into the Supplemental Indenture and has not been and will not be held to have been insolvent (en état de cessation des paiements) in the past;

(ix)

the president (président) of the Company, Octavio Marquez, has been duly and validly appointed and/or renewed in his functions as president (and will have been duly and validly appointed and/or renewed in his functions as president at the time of the entry of the Company into the Supplemental Indenture), in accordance with the provisions of the Covered Laws and the statuts of the Company then applicable;

(x)

the decisions of the sole shareholder (associé unique) of the Company and of the president (président) of the Company referred to respectively in paragraphs (2)(j) and (2)(k) of Annex A, have been duly and validly taken, in accordance with the Covered Laws and the statuts of the Company referred to in paragraph (2)(h) of Annex A;

(xi)

the decisions of the sole shareholder (associé unique) of the Company and of the president (président) of the Company referred to respectively in paragraphs (2)(l) and (2)(m) of Annex A, have been duly and validly taken, in accordance with the Covered Laws and the statuts of the Company referred to in paragraph (2)(i) of Annex A;

(xii)

the decisions of the sole shareholder (associé unique) of the Company and of the president (président) of the Company referred to respectively in paragraphs (2)(j), (2)(k), (2)(l) and (2)(m) of Annex A have not been amended or rescinded and are in full force and effect at the time the Company entered into the Indenture and will enter into the Supplemental Indenture;

(xiii)

all documents submitted to us, including without limitation those listed in Annex A, are true and complete copies, are in effect on the date hereof (and will be in effect at the time of the entry of the Company into the Supplemental Indenture) and have not been, and will not be by the time the Supplemental Indenture is executed, amended, varied, terminated or suspended by any other document or agreement or by any action; it is noted however that the extraits k-bis referred to in paragraphs (2)(d) and (2)(e) of Annex A indicate that the president of the Company is French whereas we understand that he is an American citizen;

(xiv)	the signatures on all documents or copies we examined are genuine (including as applicable electronic signatures);

(xv)

when and if used by the parties thereto to sign any document, the electronic signature process complies with the modalities and conditions (including those relating to the service provider used) required under French law (in particular, in accordance with the provisions of Article 1366 et seq. of the French Civil Code and related applicable laws and regulations) to qualify a signature as a valid “electronic signature”;

(xvi)	the Indenture and the Supplemental Indenture are to be understood, interpreted, construed and characterized on the face of their respective terms and conditions;

(xvii)

neither the grant by the Company of the guarantees and the security interests contemplated under the Indenture, nor any other transaction contemplated by the Indenture, has caused or will cause any borrowing or other limit applicable to the Company, as the case may be, to be exceeded;

(xviii)

neither the grant by the Company of the guarantees and the security interests contemplated under the Supplemental Indenture, nor any other transaction contemplated by the Supplemental Indenture, will cause any borrowing or other limit applicable to the Company, as the case may be, to be exceeded;

(xix)

no law of any jurisdiction outside France would render the execution, delivery, or performance of the terms of the Indenture or the Supplemental Indenture illegal or ineffective and, insofar as any obligation under the Indenture or the Supplemental Indenture falls to be performed in any jurisdiction other than France, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(xx)

no circumstances have arisen requiring the submission and publication of a prospectus (or a supplementary prospectus) in France in accordance with the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended from time to time, or with any other applicable regulation (the “Prospectus Regulation”);

(xxi)

no request has been or will be made to admit the notes issued under the Indenture (the “2L Notes”) or the notes to be issued under the Supplemental Indenture (the “New 2L Notes”) to trading on a regulated market or a multilateral trading facility located or operating in France;

(xxii)	no advertisement (as per the meaning of the Prospectus Regulation) has been issued and/or made in France in relation to the 2L Notes;

(xxiii)	no advertisement (as per the meaning of the Prospectus Regulation) has been issued and/or made, or will be issued and/or made in France in relation to the New 2L Notes;

(xxiv)	the aggregate principal amount of debt incurred under the 2L Notes has not and will not exceed USD 327.888 million (excluding any interest and capitalized interest);

(xxv)	the aggregate principal amount of debt incurred under the New 2L Notes will not exceed USD 72.112 million (excluding any interest and capitalized interest); and

(xxvi)	Octavio Marquez, as president of the Company, will be the one executing the Supplemental Indenture.

Our opinion set forth above is subject to:

a)

provisions of French law that allow French courts to impose monetary damages rather than to mandate specific performance, and we express no opinion as to the enforceability under French law, or the recognition by French courts, of remedies other than those culminating in a judgment for the payment of money (including the conditions under which specific performance may be obtained under Articles 1221 and 1222 of the French Civil Code);

b)

in respect of payment obligations, provisions of French law that grant French courts the authority to (x) defer or otherwise reschedule payment dates in light of the “situation” of the debtor and of the “besoins” of the creditor and (y) decide that the deferred amounts will bear interest at a reduced rate and/or that any payments made by the debtor must be applied in priority towards the repayment of the principal due (it being noted that any decision made by a French court pursuant to such authority will stay enforcement proceedings brought by such creditor against such debtor);

c)

principles of French law pursuant to which (x) contractual provisions providing for the indemnification of consequences of a criminal or administrative offence committed by the indemnified party are, and contractual provisions providing for the indemnification of gross or wilful negligence by the indemnified party might be, unenforceable, and (y) a court might not give effect to provisions giving one party the right to unilaterally make binding and conclusive determinations of facts;

d)

French courts discretion to decrease or increase the amount of any payments provided for contractually that are determined by the court to constitute “penalties” or “liquidated damages” to the extent the court deems them manifestly excessive or insufficient and, in the event that the relevant agreement is partially performed, decrease any such amount proportionally to the benefit derived by the creditor from such partial performance; and

e)

any proceeding referred to in the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, as amended from time to time, and Livre VI of the French Commercial Code, including without limitation, sauvegarde, sauvegarde accélérée, redressement judiciaire, liquidation judiciaire and similar laws of general applicability relating to or affecting creditors’ rights generally.

We further express no opinion as to:

(i)

the currency in which a French court would order payment of an amount due pursuant to the Indenture or the Supplemental Indenture; a foreign currency judgment may be subject to conversion into euros at a rate of exchange prevailing on a date other than the date of actual payment;

(ii)	the validity, legally binding nature or enforceability of the obligations of any person under the Indenture or the Supplemental Indenture;

(iii)

whether the prior consultation of the works council of the Company is required in the context of the transactions contemplated by the Indenture or the Supplemental Indenture and, if required, whether the Company’s works council was duly consulted and validly delivered its opinion, in accordance with applicable laws and regulations;

(iv)

any potential incompatibility or conflict between the Covered Laws and the provisions of the Indenture or the Supplemental Indenture (and any arrangement contemplated thereunder) with respect to (i) the provisions of Article 1343-2 of the French Civil Code and (ii) an opening of insolvency proceedings referred to in the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, as amended from time to time, in the Livre VI of the French Commercial Code or any other equivalent proceedings with respect to the Company or any other party thereto, and in particular, as to the enforceability under the Covered Laws or the recognition by a French court of any provision of the Indenture or the Supplemental Indenture (or of any arrangement contemplated thereunder), including acceleration provisions, if the Company would become subject to proceedings as referred to above;

(v)

the enforceability under French law, or the recognition by a French court, of any provision requiring the Company to make increased payments with respect to any French withholding or deduction of any tax on any amounts due under the Indenture or the Supplemental Indenture; and

(vi)

the enforceability under French law and recognition by a French court of the provisions regarding the election of jurisdiction under the Indenture or the Supplemental Indenture, in particular where such provisions are asymmetrical among the parties thereto.

In rendering the opinion set forth above, we note that:

I.

notices of any change affecting the corporate status of the Company (such as corporate changes, resolutions passed for the winding-up of the Company or any order in relation to a conciliation, sauvegarde, sauvegarde accélérée, redressement judiciaire, liquidation judiciaire and similar laws of general applicability) may not be filed immediately with the clerk of the relevant Commercial Court (greffe du Tribunal de commerce) and, as a consequence, may not immediately appear on the extrait k-bis and/or on the certificat en matière de procédures collectives relating to the Company;

II.	the performance by any party of its obligations under an agreement may be suspended in accordance with Article 1220 of the French Civil Code;

III.

pursuant to Article 1184 of the French Civil Code, a clause stipulating that the invalidity of any provision of an agreement will not invalidate any other provisions of such agreement may not be enforced by French courts if the court considers that such clause was an essential provision (élément déterminant) of the commitment of the parties collectively, or any party taken individually, to such agreement;

IV.	in order to enforce or produce as evidence before French courts any document that is in a language other than French, a certified translation is required;

V.	a French court may not give effect to provisions giving one party the right to unilaterally make binding and conclusive determination of facts;

VI.

a French court may refuse to give effect to any provision requiring the payment or reimbursement of costs or legal fees in respect of enforcement (actual or attempted) where the court has itself issued an order for such costs or legal fees;

VII.

any provision contained in the Indenture or the Supplemental Indenture, to the effect that failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver of such rights or remedies, may be ineffective; and

VIII.

any transfer of, or payment in respect to, any debt instrument involving the government of any country, any person or body constituted or incorporated under the laws of, or resident in, any such country, or any person or body controlled by any of the foregoing, may be subject to embargo-type restrictions pursuant to embargo-type sanctions as applicable or implemented in France and the European Union.

For purposes of our opinions above, “Covered Laws” means any published law or regulation of the French Republic that, in our experience, are normally applicable to general business corporations and transactions such as those contemplated by the Indenture and Supplemental Indenture (as the case may be), provided however that such term does not include any law that is applicable to the Company, the Indenture, the Supplemental Indenture or the transactions contemplated thereby solely as part of a regulatory regime applicable to any party to the Indenture or the Supplemental Indenture (other than the Company), or their respective affiliates due to its or their status, business or assets.

The foregoing opinion is limited to the Covered Laws as applicable as at the date hereof, and we are expressing no opinion as to the effect of the laws of any jurisdiction other than France. This opinion does not incorporate the effects, if any, of events and circumstances that may have occurred subsequent to the date hereof. This opinion is based exclusively on the laws, regulations and administrative and judicial interpretations in force and published as at the date hereof. This opinion is made subject to changes in applicable laws, regulations and administrative and judicial interpretations, which may occur after the date hereof.

Only the Addressee may rely on this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Except as provided above, this opinion is not to be transmitted to anyone nor is it to be relied upon by anyone or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent. We accept no responsibility or legal liability to any person other than the Addressee.

This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter, agreement or document referred to in the Indenture, the Supplemental Indenture, the Registration Statement, or otherwise.

Very truly yours,

/s/ Sullivan & Cromwell LLP

ANNEX A

(a)	a PDF copy of the draft Registration Statement;

1.	Indenture and Supplemental Indenture

(b)

a PDF copy of the executed indenture, dated December 29, 2022 (the “Indenture”) entered into among, inter alios, the Addressee, the Company, U.S. Bank Trust Company, National Association, as Trustee and GLAS Americas LLC, as Notes Collateral Agent (all as defined therein);

(c)

the form of first supplemental indenture to the Indenture (the “Supplemental Indenture”), to be entered into between, inter alios, the Addressee, the Company, U.S. Bank Trust Company, National Association as Trustee, the European Collateral Agent as Notes Collateral Agent and GLAS Americas LLC, as Notes Collateral Agent (all as defined therein), as attached as Exhibit 4.9 to the Registration Statement;

2.	Corporate documentation

(d)

a PDF copy of the extract (extrait k-bis) of the Registre du commerce et des sociétés of Versailles relating to the Company, issued by the greffe of the Tribunal de commerce of Versailles on February 3, 2023 and valid as of February 3, 2023;

(e)

a PDF copy of the extract (extrait k-bis) of the Registre du commerce et des sociétés of Versailles relating to the Company, issued by the greffe of the Tribunal de commerce of Versailles on December 22, 2022 and valid as of December 21, 2022;

(f)	a PDF copy of the certificat en matière de procédures collectives of the Company, issued by the greffe of the Tribunal de commerce of Versailles on February 3, 2023 and valid as of February 2, 2023;

(g)	a PDF copy of the certificat en matière de procédures collectives of the Company, issued by the greffe of the Tribunal de commerce of Versailles on December 22, 2022 and valid as of December 21, 2022;

(h)	a PDF copy of the certified true statuts of the Company as of February 10, 2023;

(i)	a PDF copy of the certified true statuts of the Company as of December 29, 2022;

(j)	a PDF copy of the decisions of the sole shareholder (associé unique) of the Company, dated February 10, 2023;

(k)	a PDF copy of the decisions of the president (président) of the Company, dated February 10, 2023;

(l)	a PDF copy of the decisions of the sole shareholder (associé unique) of the Company, dated December 29, 2022; and

(m)	a PDF copy of the decisions of the president (président) of the Company, dated December 29, 2022.